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                                                                      EXHIBIT 15

April 26, 2006

Applied Industrial Technologies, Inc.
One Applied Plaza
Euclid Avenue at East 36th Street
Cleveland, Ohio 44115

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Applied Industrial Technologies, Inc. and subsidiaries for the periods ended March 31, 2006 and 2005, as indicated in our report dated April 21, 2006; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, is incorporated by reference in Registration Statement Nos. 333-124574, 33-53361, 33-53401, 33-65509, 333-83809 and 333-69002 of Applied Industrial Technologies,
Inc. on Forms S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Cleveland, Ohio